Exhibit 99.1

TETRA TECHNOLOGIES, INC. ANNOUNCES
STRONG THIRD QUARTER 2025 RESULTS

Third Quarter 2025 Financial Highlights
•Revenue of $153 million increased 8% year over year
•Net income before taxes of $8.1 million was flat year over year
•Adjusted EBITDA of $25.0 million increased 7% year over year
•Earnings per share were $0.03. Adjusted earnings per share were $0.04
•Net cash provided by operating activities was $16.4 million, while base business free cash flow (defined below) was $5.4 million

THE WOODLANDS, TEXAS, October 28, 2025 / PR Newswire / - TETRA Technologies, Inc. (“TETRA” or the “Company”) (NYSE:TTI) announced third quarter 2025 financial results.

Brady Murphy, TETRA President and Chief Executive Officer, stated, “Our employees delivered another strong quarter, contributing to a ten-year high adjusted EBITDA of $93 million for the first nine months of 2025. Third quarter results of $25.0 million of adjusted EBITDA, 16.3% of adjusted EBITDA margins and $5.4 million in base business free cash flow were achieved despite ongoing weakness in the U.S. onshore oil and gas markets. The team delivered an 8% year-over-year improvement in revenue driven by continued strength in our offshore and industrial calcium chloride businesses.

“Through the first nine months of the year, Completion Fluids & Products’ adjusted EBITDA margin reached 34.5%, a 500 basis point improvement compared to the same period in 2024 driven by the successful completion of three TETRA CS Neptune wells in the Gulf of America along with increased demand for high density zinc-based bromine brines, strong contributions from Brazil deepwater projects and robust calcium chloride results in Northern Europe.”

“Third quarter Completion Fluids and Products revenues increased 39% compared to the previous year period, with adjusted EBITDA rising by $6.9 million. Water & Flowback Services revenue declined 2% sequentially, despite a 12% drop in frac activity from the second quarter. Adjusted EBITDA margins improved to 11.9% from 9.9% driven by cost reduction initiatives and continued market penetration of automation and new technology.”

“We ended the third quarter with $67 million of cash on hand and a net leverage ratio of 1.2 times trailing twelve month adjusted EBITDA. Our focus on operational execution and fiscal discipline continues to support our

Arkansas investments and emerging growth initiatives. We remain focused on increasing return on capital and maximizing free cash flow.”

“On the emerging growth initiatives, we are encouraged by the progress Eos Energy Enterprises, Inc. (NASDAQ: EOSE) (“Eos”) continues to make in automating their manufacturing assembly line to support the volumes of electrolyte they will require from us. We have completed the installation of our bulk electrolyte tanker loading system at our West Memphis plant and expect a significant increase in electrolyte volumes in early 2026. Following the commercial launch of our TETRA Oasis TDS water desalination technology, we engaged a third-party engineering firm and started the design for our first commercial 25,000/bbl per day facility. The Front-End Engineering and Design (“FEED”) has been completed, and the estimated capital and operating expenses are within our initial projections for the project. This step is facilitating commercial discussions with multiple customers who have signed non-disclosure agreements (“NDAs”).”

“Through the first nine months of the year, we have generated $58 million of base business free cash flow and invested $28 million towards the development of our Arkansas bromine processing facility, including prepping the site, laying initial foundation and pilings and positioning to receive the bromine tower in the fourth quarter. We are on schedule and under budget for Phase 1 of the project and remain confident that the plant will be fully operational by year-end 2027.”

Full Year Guidance

For the full year 2025, TETRA expects GAAP net income before taxes to be between $19 million and $27 million (previously $21 million and $34 million), which includes an expected $8 million non-cash charge related to our corporate office lease (see Schedule I below). We expect adjusted EBITDA to be between $107 million and $112 million (previously $100 million and $110 million) and revenue to be between $620 million and $630 million (previously $610 million and $630 million). The non-cash corporate office lease charge reflects TETRA’s planned move to a nearby corporate office in The Woodlands that is expected to reduce lease expense by approximately $2 million per year compared to the existing lease arrangement. These guidance ranges are subject to, among other risks, those associated with timing of completion fluid projects, changes to oil and gas company spending plans and activity levels, and macro impacts from U.S. tariffs.

Third Quarter Highlights

	Three Months Ended
	September 30, 2025	June 30, 2025	September 30, 2024
	(in thousands, except per share amounts)
Revenue	$153,239	$173,872	$141,700
Income from continuing operations	$4,151	$11,305	$2,832
Net income/(loss)	$4,151	$11,305	$(2,998)
Adjusted EBITDA	$25,038	$35,879	$23,501
Net income per share from continuing operations	$0.03	$0.08	$0.02
Net income (loss) per share attributable to TETRA stockholders	$0.03	$0.08	$(0.02)
Adjusted net income per share	$0.04	$0.09	$0.03
Net cash provided by operating activities	$16,366	$48,333	$19,870
Total adjusted free cash flow(1)	$(628)	$26,492	$6,331
(1)     For the three months ended September 30, 2025, June 30, 2025 and September 30, 2024, total adjusted free cash flow includes $6.0 million, $10.9 million and $8.7 million, respectively, of investments in the Arkansas bromine and lithium projects. Base business adjusted free cash flow is defined as total adjusted free cash flow prior to TETRA's investments in the Arkansas bromine and lithium projects. See Schedule F.

Completion Fluids & Products
•Revenue of $90 million
•Net income before taxes of $25.3 million
•Adjusted EBITDA of $27.6 million and adjusted EBITDA margins of 30.5%

Completion Fluids & Products revenue decreased 18% sequentially but increased 39% from the prior year comparable period. Net income before taxes decreased 34% sequentially (the second quarter is a seasonal high for our calcium chloride business) but increased 32% from the prior year comparable period. Adjusted EBITDA decreased 31% sequentially but increased 34% from the prior year comparable period. In the current quarter, adjusted EBITDA margins were 30.5%. During the first nine months of 2025, Completion Fluids & Products achieved impressive revenue and margin improvement driven by stronger volumes for our suite of high density deepwater completion fluids products, the completion of three deepwater wells in the Gulf of America using our proprietary TETRA CS Neptune fluid, high activity levels in our deepwater Brazil operations and continued strong results from our industrial calcium chloride business.

The long-term outlook for the Completion Fluids & Products business remains solid driven by strong deepwater completion activity and exceptional performance in our industrial chemicals business. For full year 2025, we expect Completion Fluids revenue to reach a ten-year high. Looking into 2026, we expect to see a material increase in battery electrolyte revenue as Eos ramps up deliveries from its first automated production line.

Water & Flowback Services
•Revenue of $63 million
•Net income before taxes of $0.1 million
•Adjusted EBITDA of $7.5 million and adjusted EBITDA margins of 11.9%

Water and Flowback Services revenue decreased 2% from the second quarter and 18% year over year, materially less than the decline in U.S. frac activity (down 12% sequentially and down 27% from the second quarter of 2024 according to U.S. frac spread count data provided by Primary Vision as of September 30, 2025). Adjusted EBITDA increased 18% sequentially on better cost controls but decreased 33% from the prior year comparable period on weaker volumes. Sequentially, adjusted EBITDA margins of 11.9% increased 200 basis points from 9.9%, driven by increased utilization of our patented automated TETRA SandStorm and Auto-Drillout units, efficiency improvements and cost controls.

Despite a soft outlook for the U.S. frac crew count, we expect our onshore testing and flowback business will benefit from two industry trends: longer laterals and increased sand and water usage, plus our continued move into production related activities. Outside of the U.S., we are positioned to benefit from increased unconventional oil and gas activity in Argentina and the Middle East. As such, we will continue to invest in these high margin, high return product lines.

Phased Development of Arkansas Bromine Project

We expect demand for our deepwater completion fluids and battery storage electrolytes to double by 2030. Elemental bromine is a critical feedstock for these products. To meet this accelerating demand, reduce reliance on third-party suppliers and gain access to a lower cost of supply, we continue to advance our bromine processing plant. Since embarking on this project in 2022, we have invested over $40 million in the project, which has been funded from our base business free cash flow.

By year-end 2025, we expect to have Phase 1 of the project completed, including site preparation, power infrastructure and installation of the bromine tower. Phase 2 will include major infrastructure and equipment supporting the plant with completion projected by the end of 2026. Overall, the facility is expected to be operational by the end of 2027, with first production in 2028. The plant will have the capacity to process 75 million pounds of bromine per year, more than double that of our current third-party supply agreements.

As noted in the 2024 Definitive Feasibility Study and Economic Analysis (“DFS”), the facility can enable TETRA to generate incremental revenue and adjusted EBITDA of between $200 million to $250 million and $90 million and $115 million per annum, at full production, respectively. The adjusted EBITDA target contribution is underpinned by lower input costs and additional volumes for the battery electrolyte and deepwater completion markets.

The economics of our bromine processing plant discussed in this release are based on a number of key assumptions, which are further discussed in the DFS which is available on our website. Please read the DFS and the assumptions discussed therein for further information. Such assumptions are based on information known to

RESPEC Company, LLC and TETRA as of the date of the DFS, are subject to change and actual results may differ materially from the economics and assumptions presented in the DFS.

One TETRA 2030

At our investor day event on September 25, 2025 we unveiled ONE TETRA 2030 - a strategy focused on leveraging our core fluids chemistry expertise into new high-growth end markets, notably delivering battery electrolytes for long-duration energy storage and oil and gas produced water desalination solutions. As envisioned, we are charting a path toward three operating segments: Specialty Chemicals & Minerals, Water Treatment & Desalination and Energy Services. As these businesses evolve, our future reporting will reflect this strategic realignment.

Our goal is to more than double revenue to over $1.2 billion and triple adjusted EBITDA to over $300 million by 2030. At that point, approximately two-thirds of our business will be derived from Specialty Chemicals & Minerals and Water Treatment & Desalination and one-third from Energy Services. We believe that this transformation will enable TETRA to generate over $100 million in annual adjusted free cash flow and drive meaningful cash returns to shareholders.

2030 Financial Targets and Segment Goals

	2030 Target Range
($ millions)	Low	High
Total Revenue	$1,200	$1,300
Specialty Chemicals & Minerals	430	460
Water Treatment & Desalination	340	360
Energy Services	440	460

Consolidated Adjusted EBITDA	$300	$350
Specialty Chemicals & Minerals	120	150
Water Treatment & Desalination	95	115
Energy Services	110	138

Consolidated Adjusted EBITDA as a percent of Revenue	25%	27%
Specialty Chemicals & Minerals	28%	33%
Water Treatment & Desalination	28%	32%
Energy Services	25%	30%

One TETRA 2030 Growth Initiatives

Electrolytes for Utility Scale Battery Energy Storage Systems (“BESS”)

As artificial intelligence (“AI”) and cloud computing drive increasing energy demand, Eos’ zinc-based long-duration storage systems are gaining traction for their safety, scalability, and domestic sourcing. TETRA’s proprietary PureFlow® zinc-bromide electrolyte is a critical component of these systems, offering flame-retardant properties and high purity levels.

Underpinning this, Eos recently announced it will expand its manufacturing capacity in Pennsylvania with plans to reach 8 GWh of annualized energy storage capacity, which validates strong commercial momentum for the use of our electrolyte in long-duration battery energy systems and underpins our confidence in achieving the revenue and EBITDA growth we outlined during our investor day in September. We believe this positions TETRA as a key enabler of AI infrastructure aligning with national priorities around energy security and supply chain independence.

Produced Water Desalination, Recycling and Beneficial Reuse Solutions

The U.S. oil and gas industry is facing an increasingly urgent challenge in managing produced water, particularly in high-activity regions like the Permian Basin, where over 6 billion barrels of wastewater are injected into saltwater disposal wells annually, according to Rystad Energy. This traditional method of deep underground injection is becoming less viable as downhole formation pressures continue to rise, prompting heightened concern from both regulators and industry stakeholders.

With the commercial launch of TETRA Oasis TDS, our previously announced collaboration with EOG, and the engineering and design of the industry’s first 25,000 barrel per day produced water treatment and recycling facility, TETRA is well positioned to help solve this problem. Our pilot field is now treating produced water to the standards required by the EPA, the Texas Railroad Commission and our customers’ requirements.

Significant progress continues to be achieved with our produced water desalination project. TETRA has received the FEED study validating our capital and operating expense assumptions for the first plant. This milestone enables us to initiate commercial engagement with prospective customers, and we remain confident in signing our first contract in early 2026. Securing this initial agreement would represent a key inflection point and serve as a catalyst towards achieving the Water Treatment and Desalination revenue and earnings targets outlined at our September investor day.

Cash Flow and Liquidity Update

Cash from operating activities generated during the third quarter of 2025 was $16.4 million. Total adjusted free cash flow was a use of cash of $0.6 million. Base business adjusted free cash flow was $5.4 million. Total capital expenditures were $15.7 million, including $6.0 million associated with the Arkansas bromine processing facility.

Liquidity at the end of the third quarter was $208 million, inclusive of an unused $75 million delayed draw feature under our Term Credit Agreement. Liquidity is defined as unrestricted cash plus availability under our ABL Credit Agreement, Swedish Credit Facility and the delayed draw from our Term Credit Agreement. As of September 30, 2025, TETRA had cash and cash equivalents of $67 million, long-term debt of $181 million consisting of borrowings outstanding under our Term Credit Agreement, net debt of $114 million and a net leverage ratio (Net

Debt/TTM Adjusted EBITDA) of 1.2x. TETRA has no near-term maturities as the unused ABL Credit Agreement matures May 13, 2029 and the Term Credit Agreement matures January 1, 2030.

Conference Call

TETRA will host a conference call to discuss these results tomorrow, October 29, 2025, at 10:30 a.m. Eastern Time. Participants in the United States can listen to the conference call by dialing 1-800-715-9871. Those based in Canada can dial 1-647-932-3411 and those outside of North America can dial 1-646-307-1963. The conference ID is 97548934. The conference call will also be available via webcast. A replay can be accessed by dialing the same numbers and conference ID as above and will be available for thirty days following the conference call.

Investor Contact

For further information, please contact Elijio Serrano, CFO, TETRA Technologies, Inc. at (281) 367-1983 or via email at eserrano@onetetra.com or Kurt Hallead, Treasurer and Vice President of Investor Relations at (281) 367-1983 or via email at khallead@onetetra.com.

Company Overview

TETRA Technologies, Inc. is an energy services and solutions company focused on developing environmentally conscious services and solutions that help make people's lives better. With operations on six continents, the Company's portfolio consists of Energy Services, Industrial Chemicals, and Critical Minerals. In addition to providing products and services to the oil and gas industry and calcium chloride for diverse applications, TETRA is expanding into the low-carbon energy market with chemistry expertise, key mineral acreage, and global infrastructure, helping to meet the demand for sustainable energy in the twenty-first century. Visit the Company's website at www.onetetra.com for more information or connect with us on LinkedIn.

Financial Statements, Schedules and Non-GAAP Reconciliation Schedules (Unaudited)
Schedule A:     Consolidated Income Statement
Schedule B:     Condensed Consolidated Balance Sheet
Schedule C:     Consolidated Statements of Cash Flows
Schedule D:     Non-GAAP Reconciliation of Adjusted Net Income
Schedule E:     Non-GAAP Reconciliation of Adjusted EBITDA
Schedule F:     Non-GAAP Reconciliation to Adjusted Free Cash Flow
Schedule G:     Non-GAAP Reconciliation of Net Debt
Schedule H:     Non-GAAP Reconciliation to Net Leverage Ratio
Schedule I:     Non-GAAP Reconciliation of Adjusted EBITDA for Projected 2025 and Actual 2024

Schedule A: Consolidated Income Statement (Unaudited)

	Three Months Ended
	September 30, 2025	June 30, 2025	September 30, 2024
	(in thousands, except per share amounts)
Revenues	$153,239	$173,872	$141,700
Cost of product sales and services	107,378	116,346	98,391
Depreciation, amortization and accretion	9,491	9,189	8,837
Impairments and other charges	—	93	109
Gross profit	36,370	48,244	34,363
General and administrative expense	25,240	25,259	22,406
Operating income	11,130	22,985	11,957
Interest expense, net	4,448	4,194	5,096
Other income, net	(1,423)	(645)	(715)
Income from continuing operations before taxes	8,105	19,436	7,576
Income tax expense	3,954	8,131	4,744
Income from continuing operations	4,151	11,305	2,832
Loss from discontinued operations, net of taxes	—	—	(5,830)
Net income (loss) attributable to TETRA stockholders	$4,151	$11,305	$(2,998)

Basic per share information:
Income from continuing operations	$0.03	$0.08	$0.02
Loss from discontinued operations	$0.00	$0.00	$(0.04)
Net income (loss) attributable to TETRA stockholders	$0.03	$0.08	$(0.02)
Weighted average shares outstanding	133,419	133,152	131,579

Diluted per share information:
Income from continuing operations	$0.03	$0.08	$0.02
Loss from discontinued operations	$0.00	$0.00	$(0.04)
Net income (loss) attributable to TETRA stockholders	$0.03	$0.08	$(0.02)
Weighted average shares outstanding	134,837	133,422	132,029

Schedule B: Condensed Consolidated Balance Sheet (Unaudited)

	September 30, 2025	December 31, 2024
	(in thousands)
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$67,146	$36,987
Restricted cash	52	221
Trade accounts receivable	116,378	104,813
Inventories	105,860	101,697
Prepaid expenses and other current assets	24,444	25,910
Total current assets	313,880	269,628
Property, plant and equipment, net	173,200	142,160
Other intangible assets, net	22,343	24,923
Deferred tax assets, net	93,793	98,149
Operating lease right-of-use assets	30,000	29,797
Investments	10,409	28,159
Other assets	11,549	12,379
Total long-term assets	341,294	335,567
Total assets	$655,174	$605,195

LIABILITIES AND EQUITY
Current liabilities:
Trade accounts payable	$44,260	$43,103
Compensation and employee benefits	27,060	23,022
Operating lease liabilities, current portion	10,608	8,861
Accrued taxes	16,230	12,493
Accrued liabilities and other	29,304	30,040
Current liabilities associated with discontinued operations	5,830	5,830
Total current liabilities	133,292	123,349
Long-term debt, net	180,924	179,696
Operating lease liabilities	23,067	25,041
Asset retirement obligations	15,431	14,786
Deferred income taxes	4,275	4,912
Other liabilities	2,760	4,104
Total long-term liabilities	226,457	228,539
Commitments and contingencies
TETRA stockholders’ equity	296,686	254,568
Noncontrolling interests	(1,261)	(1,261)
Total equity	295,425	253,307
Total liabilities and equity	$655,174	$605,195

Schedule C: Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended
	September 30, 2025	June 30, 2025	September 30, 2024
	(in thousands)
Operating activities:
Net income (loss)	$4,151	$11,305	$(2,998)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, amortization and accretion	9,491	9,189	8,837
Impairments and other charges	—	93	109
(Gain) loss on investments	(1,096)	299	(750)
Equity-based compensation expense	1,708	1,747	1,481
Provision for (recovery of) credit losses	13	(32)	130
Amortization and expense of financing costs	506	484	239
Gain on sale of assets	(66)	(23)	(75)
Deferred income tax expense	715	3,142	967
Other non-cash charges (credits)	(254)	(230)	26
Changes in operating assets and liabilities:
Accounts receivable	(6,345)	11,089	26,634
Inventories	2,968	574	(13,953)
Prepaid expenses and other current assets	(66)	(1,496)	1,930
Trade accounts payable and accrued expenses	4,110	11,033	606
Other	531	1,159	(3,313)
Net cash provided by operating activities	16,366	48,333	19,870
Investing activities:
Purchases of property, plant and equipment, net	(15,739)	(19,487)	(14,573)
Proceeds from sale of property, plant and equipment	93	65	2,284
Purchase of investments	—	—	(1,021)
Other investing activities	(101)	(198)	(93)
Net cash used in investing activities	(15,747)	(19,620)	(13,403)
Financing activities:
Proceeds from credit agreements and long-term debt	98	98	109
Principal payments on credit agreements and long-term debt	(98)	(98)	(109)
Payments on financing lease obligations	(1,348)	(1,139)	(414)
Shares withheld for taxes on equity-based compensation	(619)	(76)	(566)
Other financing activities	—	(1,280)	—
Net cash used in financing activities	(1,967)	(2,495)	(980)
Effect of exchange rate changes on cash	(255)	1,533	774
Increase (decrease) in cash and cash equivalents	(1,603)	27,751	6,261
Cash, cash equivalents and restricted cash at beginning of period	68,801	41,050	42,752
Cash, cash equivalents and restricted cash at end of period	$67,198	$68,801	$49,013

Supplemental cash flow information:
Interest paid	$5,052	$5,047	$5,607
Income taxes paid	$4,144	$2,829	$1,876
Accrued capital expenditures at end of period	$7,449	$4,050	$5,252

Non-GAAP Financial Measures

    In addition to financial results determined in accordance with GAAP, this press release may include the following non-GAAP financial measures: adjusted net income per share, consolidated and segment Adjusted EBITDA, segment Adjusted EBITDA Margin, adjusted net income, total adjusted free cash flow, base business adjusted free cash flow, net debt, and net leverage ratio. The following schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable GAAP measures. The non-GAAP financial measures should be considered in addition to, not as a substitute for, financial measures prepared in accordance with GAAP, as more fully discussed in the Company’s financial statements and filings with the Securities and Exchange Commission.
Schedule D: Non-GAAP Reconciliation of Adjusted Net Income (Unaudited)

The following table presents the reconciliation of adjusted net income to the most directly comparable GAAP measure, income before taxes and discontinued operations for the periods indicated:

	Three Months Ended
	September 30, 2025	June 30, 2025	September 30, 2024
	(in thousands, except per share amounts)

Income from continuing operations before taxes	$8,105	$19,436	$7,576
Income tax expense	3,954	8,131	4,744
Income from continuing operations	4,151	11,305	2,832
Impairments and other charges	—	93	109
Former CEO stock appreciation right expense (credit)	98	(22)	(190)
Transaction, restructuring and other expenses	1,188	1,242	592
Adjusted net income	$5,437	$12,618	$3,343

Diluted per share information
Net income attributable to TETRA stockholders	$0.03	$0.08	$0.02
Adjusted net income per share	$0.04	$0.09	$0.03
Diluted weighted average shares outstanding	134,837	133,422	132,029

Adjusted net income is defined as the Company’s net income (loss) before taxes and discontinued operations, excluding certain special or other charges (or credits), and including noncontrolling interest attributable to continued operations. Adjusted net income is used by management as a supplemental financial measure to assess financial performance, without regard to charges or credits that are considered by management to be outside of its normal operations. Adjusted net income per share is defined as the Company’s diluted net income per share attributable to TETRA stockholders excluding certain special or other charges (or credits). Adjusted net income per share is used by management as a supplemental financial measure to assess financial performance, without regard to charges or credits that are considered by management to be outside of its normal operations.

Schedule E: Non-GAAP Reconciliation of Adjusted EBITDA (Unaudited)

	Three Months Ended September 30, 2025
	Completion Fluids & Products	Water & Flowback Services	Corporate SG&A	Corporate Other	Total
	(in thousands, except percents)
Revenues	$90,264	$62,975	$—	$—	$153,239
Income (loss) from continuing operations before taxes	25,314	52	(12,506)	(4,755)	8,105
Former CEO stock appreciation right expense	—	—	98	—	98
Transaction, restructuring and other expenses	150	302	736	—	1,188
Interest (income) expense, net	(170)	34	—	4,584	4,448
Depreciation, amortization and accretion	2,263	7,136	—	92	9,491
Equity-based compensation expense	—	—	1,708	—	1,708
Adjusted EBITDA	$27,557	$7,524	$(9,964)	$(79)	$25,038

Adjusted EBITDA as a % of revenue	30.5%	11.9%			16.3%

	Three Months Ended June 30, 2025
	Completion Fluids & Products	Water & Flowback Services	Corporate SG&A	Corporate Other	Total
	(in thousands, except percents)
Revenues	$109,445	$64,427	$—	$—	$173,872
Income (loss) from continuing operations before taxes	38,133	(1,271)	(13,544)	(3,882)	19,436
Impairments and other charges	—	93	—	—	93
Former CEO stock appreciation right credit	—	—	(22)	—	(22)
Transaction, restructuring and other expenses	69	685	488	—	1,242
Interest (income) expense, net	(302)	13	—	4,483	4,194
Depreciation, amortization and accretion	2,214	6,881	—	94	9,189
Equity-based compensation expense	—	—	1,747	—	1,747
Adjusted EBITDA	$40,114	$6,401	$(11,331)	$695	$35,879

Adjusted EBITDA as a % of revenue	36.7%	9.9%			20.6%

	Three Months Ended September 30, 2024
	Completion Fluids & Products	Water & Flowback Services	Corporate SG&A	Corporate Other	Total
	(in thousands, except percents)
Revenues	$65,131	$76,569	$—	$—	$141,700
Income (loss) from continuing operations before taxes	19,119	4,674	(10,779)	(5,438)	7,576
Impairments and other charges	—	—	109	—	109
Former CEO stock appreciation right credit	—	—	(190)	—	(190)
Transaction, restructuring and other expenses	39	203	350	—	592
Interest (income) expense, net	(942)	(5)	—	6,043	5,096
Depreciation, amortization and accretion	2,416	6,328	—	93	8,837
Equity-based compensation expense	—	—	1,481	—	1,481
Adjusted EBITDA	$20,632	$11,200	$(9,029)	$698	$23,501

Adjusted EBITDA as a % of revenue	31.7%	14.6%			16.6%

Adjusted EBITDA is defined as net income (loss) before taxes and discontinued operations, excluding impairments, certain special, non-recurring or other charges (or credits), including loss on debt extinguishment, interest, depreciation and amortization and certain non-cash items such as equity-based compensation expense. The most directly comparable GAAP financial measure is net income (loss) before taxes and discontinued operations. Adjustments to long-term incentives represent cumulative adjustments to valuation of long-term cash incentive compensation awards that are related to prior years. These costs are excluded from Adjusted EBITDA because they do not relate to the current year and are considered to be outside of normal operations. Long-term incentives are earned over a three-year period and the costs are recorded over the three-year period they are earned. The amounts accrued or incurred are based on a cumulative of the three-year period. Equity-based compensation expense represents compensation that has been or will be paid in equity and is excluded from Adjusted EBITDA because it is a non-cash item. Adjusted EBITDA is used by management as a supplemental financial measure to assess financial performance, without regard to charges or credits that are considered by management to be outside of its normal operations and without regard to financing methods, capital structure or historical cost basis, and to assess the Company’s ability to incur and service debt and fund capital expenditures.

Schedule F: Non-GAAP Reconciliation to Total Adjusted Free Cash Flow and
Base Business Adjusted Free Cash Flow (Unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2025	June 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
	(in thousands)
Net cash provided by operating activities	$16,366	$48,333	$19,870	$68,634	$30,885
Capital expenditures, net of proceeds from asset sales	(15,646)	(19,422)	(12,289)	(52,842)	(43,136)
Payments on financing lease obligations	(1,348)	(1,139)	(414)	(3,418)	(1,054)
Payments on seller financed purchases	—	(1,280)	—	(1,280)	(1,280)
Purchases of investments	—	—	(1,021)	—	(1,021)
Distributions from investments	—	—	185	—	410
Cash received from sale of investments	—	—	—	19,011	—
Total Adjusted Free Cash Flow	$(628)	$26,492	$6,331	$30,105	$(15,196)

Total Adjusted Free Cash Flow	$(628)	$26,492	$6,331	$30,105	$(15,196)
Less Investments in Arkansas	(5,995)	(10,861)	(8,659)	(28,024)	(22,591)
Base Business Adjusted Free Cash Flow	$5,367	$37,353	$14,990	$58,129	$7,395
Total adjusted free cash flow is defined as cash from operations less capital expenditures net of sales proceeds and cost of equipment sold, less payments on financing lease obligations and including cash distributions to TETRA from investments and cash from sales of investments. Total adjusted free cash flow does not necessarily imply residual cash flow available for discretionary expenditures, as they exclude cash requirements for debt service or other non-discretionary expenditures that are not deducted. Base business adjusted free cash flow is defined as Total adjusted free cash flow excluding TETRA’s investments in the Arkansas bromine and lithium projects. Management uses this supplemental financial measure to:

•assess the Company’s ability to retire debt;
•evaluate the capacity of the Company to further invest and grow; and
•to measure the performance of the Company as compared to its peer group.

Schedule G: Non-GAAP Reconciliation of Net Debt (Unaudited)

The following reconciliation of net debt is presented as a supplement to financial results prepared in accordance with GAAP.

	September 30, 2025	December 31, 2024
	(in thousands)
Unrestricted Cash	$67,146	$36,987

Term Credit Agreement	$180,924	$179,696
Net debt	$113,778	$142,709

Net debt is defined as the sum of the carrying value of long-term and short-term debt on its consolidated balance sheet, less cash, excluding restricted cash on the balance sheet. Management views net debt as a measure of TETRA’s ability to reduce debt, add to cash balances, repurchase stock, and fund investing and financing activities.

Schedule H: Non-GAAP Reconciliation to Net Leverage Ratio (Unaudited)

	Three Months Ended				Twelve Months Ended
	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2025
	(in thousands)
Income from continuing operations before taxes	8,105	$19,436	$5,086	$7,392	$40,019
Cost of product sales and services adjustment	—	—	477	(1,776)	(1,299)
Impairments and other charges	—	93	518	—	611
Former CEO stock appreciation right expense (credit)	98	(22)	(151)	103	28
Transaction, restructuring and other expenses	1,188	1,242	1,086	852	4,368
Unusual foreign currency loss	—	—	9,516	—	9,516
Interest expense, net	4,448	4,194	4,724	5,232	18,598
Depreciation, amortization and accretion	9,491	9,189	9,151	9,354	37,185
Equity-based compensation expense	1,708	1,747	1,860	1,668	6,983
(Gain) loss on investments	(1,096)	299	(257)	(5,013)	(6,067)
Gain on sale of assets	(66)	(23)	(113)	(196)	(398)
Other debt covenant adjustments	177	121	82	384	764
Debt covenant adjusted EBITDA	$24,053	$36,276	$31,979	$18,000	$110,308

					September 30, 2025
					(in thousands, except ratio)
Term credit agreement					$190,000
Capital lease obligations					6,430
Letters of credit and guarantees					185
Total debt and commitments					196,615
Unrestricted cash					67,146
Debt covenant net debt and commitments					$129,469
Net leverage ratio					1.2

Net leverage ratio is defined as debt excluding financing fees and discount on term loan and including finance lease obligations, other capital purchase liabilities, letters of credit and guarantees, less cash divided by trailing twelve months adjusted EBITDA for credit facilities. Adjusted EBITDA for credit facilities consists of adjusted EBITDA described above, less non-cash (gain) loss on sale of investments, (gain) loss on sales of assets and excluding certain special or other charges (or credits). Management primarily uses this metric to assess TETRA’s ability to borrow, reduce debt, add to cash balances, and fund investing and financing activities.

Schedule I: Non-GAAP Reconciliation of Adjusted EBITDA for Projected Year 2025 and Actual 2024 (Unaudited)

	Twelve Months Ended
	December 31, 2024	2025 Guidance Range
(in thousands)	Actual	Low	High
Revenues	$599,111	$620,000	$630,000
Income from continuing operations before taxes	28,742	19,000	27,000
Impairments and other charges(1)	109	8,611	8,611
Former CEO stock appreciation right credit	(701)	(75)	(75)
Transaction, restructuring and other expenses	1,349	5,171	4,790
Non-cash cumulative foreign currency translation adjustment loss from dissolution of Canadian subsidiary	—	9,516	9,516
Cost of product sales and services adjustments	—	477	477
Completion fluids buy-back allowance adjustment	(1,776)	—	—
Loss on debt extinguishment	5,535	—	—
Unusual foreign currency loss	1,387	—	—
Adjusted income from continuing operations before taxes	34,645	42,700	50,319
Interest expense, net	22,465	18,400	17,581
Depreciation, amortization and accretion	35,721	39,000	37,000
Equity-based compensation expense	6,572	6,900	7,100
Adjusted EBITDA	$99,403	$107,000	$112,000
(1)     In August 2025, we entered into a lease agreement for new corporate office space. When we exit our current corporate office, which may occur as early as the fourth quarter of 2025, we expect to record a non-cash charge of approximately $8 million, primarily related to an approximate $5 million impairment of the right of use asset and approximately $3 million of accrued facility management and operational costs, which are offset by concessions from the new lease. TETRA expects lease expense in the new facility to be approximately $2 million lower per year compared to the current office lease.

No quantitative reconciliation of Adjusted EBITDA Targets for 2030 to the most directly comparable GAAP measure is available without unreasonable efforts due to the inherent difficulty in forecasting and quantifying with reasonable accuracy significant items required for reconciliation. Key items required to establish a comparable target include, among other things, depreciation expense and interest. Such reconciling items are not currently determinable pending finalization of cost estimates, funding structure and may be material to the Company’s actual results determined in accordance with GAAP.
Cautionary Statement Regarding Forward Looking Statements

This news release includes certain statements that are deemed to be forward-looking statements. Generally, the use of words such as “may,” “see,” “expectation,” “expect,” “intend,” “estimate,” “projects,” “anticipate,” “believe,” “assume,” “could,” “should,” “plans,” “targets” or similar expressions that convey the uncertainty of future events, activities, expectations or outcomes identify forward-looking statements that the Company intends to be included within the safe harbor protections provided by the federal securities laws. These forward-looking statements include statements concerning economic and operating conditions that are outside of our control, including statements concerning the oil and gas industry; potential revenue associated with our electrolyte products and prospective energy storage projects; measured, indicated and inferred mineral resources of lithium and/or bromine, the potential extraction of lithium, bromine and other minerals, including potential extraction of those minerals designated as critical minerals, from our Evergreen Unit and other leased acreage, the economic viability thereof, the demand for such resources, the timing and costs of such activities, and the expected revenues, including any royalties, profits and returns from such activities; the timing and success of our bromine production wells and the construction of our bromine processing facility and related engineering activities and estimated revenues and profitability thereof; projections or forecasts concerning the Company's business activities, including the completion of new projects, profitability, estimated earnings, earnings per share, and statements regarding the Company's beliefs, expectations, plans, goals, future events and performance, and other statements that are not purely historical. With respect to the Company’s disclosures of measured, indicated and inferred mineral resources, including bromine, lithium carbonate equivalent concentrations, and other minerals, it is uncertain if all such resources will ever be economically developed. Investors are cautioned that mineral resources do not have demonstrated economic value and further exploration may not result in the estimation of a mineral reserve. Further, there are a number of uncertainties related to processing lithium, which is an inherently difficult process. Therefore, you are cautioned not to assume that all or any part of our resources can be economically or legally commercialized. These forward-looking statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to several risks and uncertainties, many of which are beyond the control of the Company. With respect to the Company’s disclosures regarding the potential joint venture for the Evergreen Unit, it is uncertain about the ability of the parties to successfully negotiate one or more definitive agreements, the future relationship between the parties, and the ability to successfully and economically produce lithium and bromine from the Evergreen Unit. Investors are cautioned that any such statements are not guarantees of future performance or results and that actual results or developments may differ materially from those projected in the forward-looking statements. Factors which may cause actual results to differ materially from current expectations include, but are not limited to: changes in general economic conditions; opportunity risks, such as mineral extraction, demand therefor, or realizing industrial and other benefits expected from bromine processing; our ability to develop a bromine processing facility and risks inherent in the construction such facility; the accuracy of our resources report or the timing of future updates to our resources report, feasibility study and economic assessment regarding our lithium, bromine and other mineral acreage; our ability to obtain any necessary additional capital to finance our development plans, including the construction of our bromine processing plant; equipment supply, equipment defects and/or our ability to timely obtain equipment components; competition from existing or new competitors; risks associated with changes in laws and regulations, or the imposition of economic or trade sanctions affecting international commercial transactions, including legislative, regulatory and policy changes, such as unexpected changes in tariffs, trade barriers, price and exchange controls; and other the factors described in the section titled “Risk Factors” contained in the Company's Annual Reports on Form 10-K, as well as other risks identified from time to time in its reports on Form 10-Q and Form 8-K filed with the Securities and Exchange Commission. Investors should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement, and the Company undertakes no obligation to update or revise any forward-looking statements, except as may be required by law.